Exhibit 5.1

CLIFFORD CHANCE US LLP 31 WEST 52ND STREET NEW YORK, NY 10019-6131 TEL +1 212 878 8000 FAX +1 212 878 8375 www.cliffordchance.com

August 4, 2017

Hannon Armstrong Sustainable Infrastructure Capital Inc.

1906 Towne Centre Blvd

Suite 370

Annapolis, Maryland 21401

Ladies and Gentlemen:

We have acted as counsel to Hannon Armstrong Sustainable Infrastructure Capital Inc. (the “Company”) in connection with the registration statement on Form S-3, as amended by Post-Effective Amendment No. 1 (File No. 333-215229) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).

We are furnishing this letter to you in connection with the offer and sale by the Company from time to time of its common stock, par value $0.01 per share (the “Shares”), having an aggregate offering price of up to $150,000,000, which are to be sold by the Company in accordance with the terms of the At Market Issuance Sales Agreements, each dated August 4, 2017 (the “Sales Agreements”), by and between the Company and each of FBR Capital Markets & Co. and Robert W. Baird & Co. Incorporated as Agents named therein (the “Agents”).

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate. As to factual matters relevant to the opinion set forth below, we have, with your permission, relied upon certificates of officers of the Company and public officials.

Based on the foregoing, and such other examination of law as we have deemed necessary, we are of the opinion that following the (i) issuance of the Shares pursuant to the terms of the Sales Agreements and (ii) receipt by the Company of the consideration for the Shares specified in the resolutions of the board of directors, the Shares will be legally issued, fully paid, and nonassessable.

The opinion set forth in this letter relates only to the Maryland General Corporation Law, and we express no opinion as to the laws of another jurisdiction and we assume no responsibility for the applicability or effect of the law of any other jurisdiction.

We consent to the filing of this opinion as Exhibit 5.1 to a Current Report on Form 8-K that shall be incorporated by reference into the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus supplement which is a part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Clifford Chance US LLP